EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             THIRD QUARTER 1998


(1) In the third quarter of 1998 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $798,000 in loans to TransCapacity in the third quarter of 1998. On a cumulative basis EUA has invested $16,448,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the third quarter 1998.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                              September 30, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $277
    Other Assets                                        295
           Total fixed Assets                           572
Current Assets:
    Cash and temporary Cash Investments                 114
    Accounts Receivable                                  26
    Prepayments and Other Assets                         46
    Total Current Assets                                186
TOTAL ASSETS                                           $758

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($15,309)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (16,215)
Long Term Liabilities:
    Notes Payable to EUA Energy                      13,568
           Total Long Term Liabilities               13,568
           Total Capitalization                      (2,647)
Current Liabilities:
    Accounts Payable                                     34
    Notes Payable                                        55
    Accrued Expenses                                  3,244
    Deferred Revenue                                     72
           Total Current Liabilities                  3,405
TOTAL LIABILITIES AND EQUITY                           $758


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Period Ended September 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Revenue                              $66     $221

Operating Expenses:
    Data Acquisition/Comm  Expenses            45       146
    Research and Development Expenses         122       377
    General and Administrative Expenses       688     1,977
    Depreciation & Amortization                60       252
           Total Operating Expenses           915     2,752
Operating Income                             (849)   (2,531)
Other Income and Deductions                    (1)      (22)
    Income Before Interest Charges           (850)   (2,553)
Interest Charges                              325       921
    Income After Interest Charges          (1,175)   (3,474)
Pre-tax Net Income                        ($1,175)  ($3,474)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                 For the Nine Months Ended September 30, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($3,474)
    Depreciation & Amortization                         252
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (44)
        Accounts & Notes Payable                         21
        Accrued Expenses                                908
        Other (Net)                                     162
           Net Operating Activities                  (2,175)
Financing Activities:
    Long Term Debt                                    2,318
Other (Net)                                              (2)
Net Financing Activities                              2,316
Investing Activities:
    Payments for Affiliate Expenses                     (27)
    Capital Expenditures                               (109)
           Net Investing Activities                    (136)
Cash Provided                                            $5


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               THIRD QUARTER 1998

(5) Number of transactions processed by TransCapacity L.P. during the third quarter of 1998.
     Answer - 191

     Number of transactions processed by TransCapacity L.P. during the third quarter of 1998 for customers located in New England.
     Answer - 10

(6) Number of TransCapacity L.P. customers as of the end of the third quarter of 1998.
     Answer -  13

     Number of TransCapacity L.P. customers as of the end of the third quarter of 1998 located in New England.
     Answer - ONE